Exhibit 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
May 19, 2008	Tim Taylor Chief Financial Officer (773) 832-3470 E-mail: ttaylor@corusbank.com
CORUS BANKSHARES REPORTS
SHARE REPURCHASE ACTIVITY
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS). (“Corus” or the “Company”) today announced results of its share repurchase efforts during the second quarter of 2008, to date. These repurchases were completed under the Company’s existing 5 million share repurchase program (announced on October 25, 2007). Since April 1, 2008, the Company has repurchased over 600,000 shares of Corus’ common stock via the open market, leaving approximately 4 million shares remaining under the current authorization. There were 54.4 million shares of Corus common stock outstanding as of the date of this release.
Robert J. Glickman, President and Chief Executive Officer of Corus stated that, “We believe that repurchases of our Company’s stock at such a low level relative to book value will produce long-term value for our shareholders. The Board and management though are quite mindful of the challenging market conditions, particularly the significant capital duress many financial firms are facing, and continue to focus on maintaining the Company’s fortress-like balance sheet. Maintaining a solid capital base has been one of our guiding principles for many years, and in fact the Company has built two layers of capital ‘cushion’ into the Company’s balance sheet.
“First, we have established an internal capital goal for our Bank that we believe is sound and takes into account our overall risk position and significantly exceeds regulatory requirements (as well as significantly exceeding the capital levels maintained by our peer banks). Our internal goal is the sum of: (1) the amount required to meet the regulatory definition of ‘well-capitalized’ (the highest rating possible), plus (2) a cushion equal to approximately 35% of that regulatory threshold. The Bank’s capital (essentially the Bank’s equity plus loan loss reserves) at March 31, 2008, totaled $1.0 billion. The amount required for the Bank to meet the regulatory definition of ‘well-capitalized’ at March 31, 2008 was approximately $700 million — meaning the Bank has built a cushion in excess of $300 million over the regulatory requirements.”
Robert J. Glickman, continued, “In addition to the ‘cushion’ maintained at the Bank, our holding company has cash of $209 million (net of share repurchases to date), all of which is unpledged and available for any corporate use. As a further show of strength and commitment, in April 2008, the holding company’s Board of Directors passed a resolution agreeing to infuse capital into the Bank in an amount equal to any future net loss the Bank may incur. Importantly, this agreement came out of a suggestion put forward by the Company’s management, and not as a result of any regulatory requirement or edict.

“We have therefore built two levels of cushion to protect ourselves from unforeseen losses. Our Bank has a strong capital cushion and the holding company has built up strong and meaningful cash reserves, which could be used to bolster the Bank if the need arises.”
Glickman concluded by saying that, “Our main focus at this time is to manage our business safely during this tremendous downturn and to be poised to take advantage of any market opportunities which may arise. We are not contemplating any major changes in our business model. While the Board and management are keenly aware of significant challenges posed by the current credit markets, we believe the Company’s tremendous capital strength has positioned the Company to absorb any losses that may occur, even assuming the housing crisis deepens further and extends to 2010 before there is meaningful recovery. We continue to have a strong capital position, strong liquidity, and an excellent management team. I am confident that we can weather this storm.”
This press release contains forward-looking statements, including statements regarding the repurchase of Corus’ common stock. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Do not unduly rely on forward-looking statements. They give Corus’ expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, Corus does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to our reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Corus’ Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended March 31, 2008. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.
Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is an active construction lender nationwide, specializing in condominium construction loans and also provides construction financing for office, hotel, and apartment projects. Its outstanding commercial real estate loans and construction commitments total approximately $8.0 billion. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.
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